As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-239405

Registration No. 333-248071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-239405

FORM S-3 REGISTRATION STATEMENT NO. 333-248071

UNDER

THE SECURITIES ACT OF 1933

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1807780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Hartwell Avenue

Lexington, Massachusetts 02421

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Ronald C. Renaud Jr.

Chairperson and Chief Executive Officer

Translate Bio, Inc.

29 Hartwell Avenue

Lexington, Massachusetts 02421

(617) 945-7361

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Krishna Veeraraghavan, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) of Translate Bio Inc., a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Registration No. 333-239405, filed with the Commission on June 24, 2020, registering an indeterminate number of debt securities of the Company (“Debt Securities”), common stock, par value $0.001, of the Company (“Common Stock”), preferred stock, par value $0.001, of the Company (“Preferred Stock”), units comprised of one or more Debt Securities, shares of Common Stock, shares of Preferred Stock and Warrants (as defined below), in any combination (“Units”), and warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”); and

•	Registration No. 333-248071, filed with the Commission on August 17, 2020 registering up to 4,884,434 shares of Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of August 2, 2021 (the “Merger Agreement”), by and among the Company, Sanofi, a French société anonyme (“Sanofi”), and Vector Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sanofi (“Purchaser”), Purchaser merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Sanofi. The Merger became effective on September 14, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on September 14, 2021.

TRANSLATE BIO, INC.

By:	/s/ Paul Burgess
Name:	Paul Burgess
Title:	Chief Operating Officer, Chief Legal Officer and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.